Exhibit 10.1

EXECUTIVE RETIREMENT AGREEMENT

EXECUTIVE RETIREMENT AGREEMENT (the “Agreement”) by and between Littelfuse, Inc., a Delaware corporation (the “Company”), and Gordon Hunter (the “Executive”), dated November 15, 2016 and effective as of the Effective Date (as defined in Section 1 below).

WITNESSETH:

WHEREAS, the Company and the Executive are parties to an Amended and Restated Employment Agreement, dated December 31, 2007 (the “Employment Agreement”) and to a Change of Control Agreement, dated January 1, 2015 (the “Change of Control Agreement”), pursuant to each of which the Executive provides services to the Company and the Company provides certain compensation and benefits to the Executive (the Employment Agreement and Change of Control Agreement, together, the “Existing Agreements”);

WHEREAS, the Executive currently serves as the Chief Executive Officer and President of the Company and Chairman of the Board of Directors of the Company (the “Board”), from which the Executive has advised the Board of his desire to retire;

WHEREAS, the Executive and the Board have determined that it is in the Executive’s and the Company’s best interests for the Executive to resign from his position as Chief Executive Officer and President of the Company but to remain employed by the Company thereafter for a transitional period during which the Executive will be employed as Executive Chairman of the Board (“Executive Chairman”), prior to retiring from full employment with the Company but remaining on the Board as its non-Executive Chairman;

WHEREAS, the Company and the Executive mutually desire to enter into this Agreement, which shall amend the Existing Agreements as of the Effective Date to reflect the terms pursuant to which the Executive shall continue to provide services to the Company from and after the Effective Date, in exchange for certain compensation and benefits as provided in this Agreement.

NOW, THEREFORE, it is hereby agreed as follows:

1.     EFFECTIVENESS; TERM.

(a)     EFFECTIVENESS; TERM. This Agreement shall become effective on January 1, 2017 (the “Effective Date”). The term of employment of the Executive by the Company pursuant to the terms of this Agreement shall commence on the Effective Date and shall continue until December 31, 2017 (the “Retirement Date” and, the Executive’s termination of employment on such date, “Retirement”), unless terminated earlier in accordance with Section 5 of this Agreement (such period of employment hereunder, the “Term”). All references to the “term” of the Employment Agreement shall, as of the Effective Date, refer to the Term as defined herein.

(b)     RESIGNATION AS CEO AND PRESIDENT. Effective as of the Effective Date, the Executive shall resign from his position as Chief Executive Officer and President of the Company (and from all other employee positions with the Company’s Affiliates he may hold). Upon execution of this Agreement, such resignation shall be automatic and without any further action on the part of the Executive or the Company, and the Executive shall execute such additional documentation with respect thereto as reasonably requested by the Company. The Executive and the Company intend and anticipate that the Executive’s resignation from his position as the Chief Executive Officer and President of the Company and transition to the position of Executive Chairman shall not constitute a “separation from service” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder (“Section 409A”).

2.     POSITION AND DUTIES; LOCATION.

(a)     EXECUTIVE CHAIRMAN. From and after the Effective Date and until the Retirement Date (or, if earlier, the date of termination of the Executive’s employment with the Company), the Executive shall continue employment with the Company in the position of Executive Chairman. In such capacity, the Executive shall report directly to the Board and, to the extent requested by the Board, shall advise and assist the Chief Executive Officer of the Company and other senior executives of the Company on matters relating to the operation and strategic initiatives of the Company, and shall have such other duties and responsibilities as the Board may specify from time to time; provided that the Executive and the Company agree that the Executive shall not be employed on a full-time basis and shall not be required to devote his full business time to his duties hereunder. For the avoidance of doubt, the Existing Agreements are deemed amended to the extent necessary to reflect the foregoing changes in titles, positions, duties, authorities, responsibilities and expected period of service, but in all other instances shall remain in effect in accordance with their respective current terms, and all references in the Existing Agreements to the Executive’s titles, positions, duties, authorities and/or responsibilities shall, effective as of the Effective Date, be deemed to refer to the titles, positions, duties, authorities and responsibilities described in this Section 2(a) above.

(b)     NON-EXECUTIVE CHAIRMAN. It is intended that the Executive serve as Chairman of the Board through at least the annual meeting of Company stockholders occurring in calendar year 2019; provided, that effective as of the Retirement Date, it is intended that the Executive will hold the title of Non-Executive Chairman of the Board. To that end, the Company shall (so long as the Executive’s employment has not been terminated for “Cause” under either of the Existing Agreements) nominate the Executive for service on the Board as its Chairman at each annual meeting of the Company’s stockholders occurring during calendar years 2017 and 2018. In his capacity as Chairman on and after the Effective Date, the Executive shall continue to have the duties and responsibilities designated for such position in the Amended and Restated By-Laws of the Company and such other duties as may be specified by the Board from time to time which, in each case, shall be consistent with the Executive’s duties as Chairman of the Board prior to the Retirement Date.

3.     COMPENSATION AND BENEFITS. The Existing Agreements are deemed amended to the extent necessary to reflect the following changes in compensation and benefits, but in all other instances shall remain in effect in accordance with their respective current terms:

(a)     BASE SALARY AND ANNUAL INCENTIVE COMPENSATION. During the Term, the Executive shall: (i) receive a base salary at an annualized rate of $600,000 (such annualized amount, the “Base Salary”), payable in accordance with the Company’s regular payroll practice for its senior executives, as in effect from time to time and (ii) continue to participate in the Company’s annual management incentive plan referenced in Section 4(b) of the Employment Agreement (the “AIP”), with a target annual incentive bonus opportunity for the 2017 fiscal year equal to 100% of Base Salary. For the avoidance of doubt, all references in the Existing Agreements to the Executive’s Base Salary and annual incentive bonus award shall, effective as of the Effective Date, be deemed to refer to the Base Salary and annual incentive opportunity described in this Section 3(a) above. For the further avoidance of doubt, the Executive’s annual cash incentive bonus award under the AIP for the Company’s 2016 fiscal year shall be determined in the ordinary course, consistent with the determination and payment of such bonuses for senior executives of the Company. Any annual incentive awards payable to the Executive shall be paid at the time the Company normally pays such bonuses to its senior executives in accordance with the terms of the AIP, but in no event later than March 15 of the calendar year following the calendar year in which such cash bonuses are earned.

(b)     LONG-TERM INCENTIVES.

(i)     2017 AWARD. During the Term, the Company shall grant to the Executive, on January 3, 2017 (the “Grant Date”), and in lieu of any other 2017 annual equity awards, a restricted stock unit award having an equivalent grant date value of $2,240,000 based on the Littelfuse closing stock price on the Grant Date (the “2017 Award”). The 2017 Award shall become vested on the Retirement Date, subject to the Executive’s continued employment by the Company through such date.

(ii)     OUTSTANDING AWARDS. During the Term, all equity awards granted to the Executive under the Company’s Long-Term Incentive Plan (and any predecessor or successor plan thereto) and outstanding on the Effective Date (collectively, the “Equity Awards”) shall remain outstanding (subject to any earlier expiration thereof) and, to the extent unvested, continue to vest in accordance with their terms. Effective as of the Retirement Date, any then-unvested Equity Awards (including the 2017 Award) will become immediately vested, subject to the Executive’s continued employment by the Company through such date. Notwithstanding anything to the contrary herein or in the Existing Agreements or in any award agreement applicable to a specific Equity Award, if the Executive’s employment terminates for any reason (other than for “Cause” under either of the Existing Agreements) all outstanding Equity Awards that are stock options shall become 100% vested and all other outstanding Equity Awards (including the 2017 Award) shall become vested on pro-rata basis pursuant to the award agreements applicable to such Equity Awards.

(c)     ACCRUED BENEFITS. Upon the Executive’s Retirement on the Retirement Date the Company shall: (1) provide to the Executive the Accrued Benefits (as defined in the Employment Agreement); (2) pay the Executive the amount set forth in Section 5(d)(i)(C) of the Employment Agreement; and (3) pay or provide to the Executive all compensation and benefits payable to the Executive under the terms of the Company’s compensation and benefit plans, programs or arrangements as in effect immediately prior to the Retirement Date, in accordance with the terms of such plans, programs or arrangements. For the avoidance of doubt, the Executive shall not be entitled to any other severance payments or benefits described in either of the Existing Agreements in connection with the Executive’s Retirement on the Retirement Date.

(d)     COMPANY AUTOMOBILE. Executive shall maintain usage of his current Company-provided automobile through the Retirement Date.

(e)     ADMINISTRATIVE SUPPORT. Upon the Executive’s Retirement on the Retirement Date and until the first anniversary thereof, the Company shall make available to the Executive executive secretarial services at levels reasonably requested by the Executive but in no event greater than the level of executive secretarial services provided to the Executive prior to the Retirement Date.

4.     POST-RETIREMENT AVAILABILITY. After the Retirement Date, if reasonably requested by the Company, the Executive shall use reasonable best efforts, subject to his other commitments, to make himself available to assist at mutually agreeable times in connection with any pending or future lawsuit, arbitration or proceeding between the Company or any of its subsidiaries and any third party, any pending or future regulatory or governmental inquiry or investigation concerning the Company or any of its subsidiaries and any other legal, internal or business matter of or concerning the Company or any of its subsidiaries that relates to events occurring during the period of the Executive’s employment with the Company both under this Agreement and the Employment Agreement and about which the Executive could reasonably be expected to have relevant knowledge, other than a suit between the Executive, on the one hand, and the Company or its subsidiaries, on the other hand. Such cooperation shall include meeting with and providing information to the Company or any of its subsidiaries or their respective attorneys, auditors or other representatives as reasonably requested by the Company. The Company shall reimburse the Executive for all reasonable costs and expenses incurred by the Executive in order to comply with this Section 4.

5.     TERMINATION BY THE COMPANY OR EXECUTIVE PRIOR TO RETIREMENT DATE. The Company or the Executive, as applicable, may terminate the Executive’s employment prior to the Retirement Date in accordance with the applicable provisions of the Existing Agreements, as the same shall have been amended in accordance with this Agreement. Upon any such termination, the Executive shall be entitled to the payments and benefits described in the applicable Existing Agreement provision, in each case, based on the Executive’s service through the date of such termination. For the avoidance of doubt, upon any termination of the Executive’s employment, the Executive shall continue to be subject to such post-employment covenants (e.g., covenant not to disclose confidential information) as may apply under the applicable Existing Agreement.

6.     MISCELLANEOUS.

(a)     INCORPORATION OF PROVISIONS FROM EMPLOYMENT AGREEMENT. For the avoidance of doubt, the provisions of Section 14 through Section 28 of the Employment Agreement are hereby incorporated by reference herein and made a part hereof, and shall apply to the same extent applicable under the Employment Agreement.

(b)     SECTION 409A. It is intended that the compensation arrangements under this Agreement be in full compliance with, or exempt from, Section 409A. This Agreement shall be construed in a manner to give effect to such intention, and the provisions of the applicable Existing Agreements pertaining to Section 409A are hereby incorporated by reference herein. In addition, any amount of expenses eligible for reimbursement under this Agreement (or any Existing Agreement) shall be made (i) in accordance with the reimbursement payment date set forth in the applicable provision of this Agreement providing for the reimbursement or (ii) where the applicable provision does not provide for a reimbursement date, thirty (30) calendar days following the date on which the Executive incurs the expenses, but, in each case, no later than December 31 of the year following the year in which the Executive incurs the related expenses; provided, that in no event shall the reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor shall the Executive’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

(c)     COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

[Signatures on next page.]

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization of its Board, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written, to become effective as of the Effective Date.

COMPANY

By:	/s/ Ryan Stafford
Name: Ryan Stafford
Title: Executive Vice President, Chief Legal and Human Resource Officer

EXECUTIVE

By:	/s/ Gordon Hunter
Gordon Hunter